Exhibit C

LETTER AGREEMENT

     Reference is made to the Agreement and Plan of Amalgamation (the "Amalgamation Agreement") dated as of October 16, 2003, between FLAG Telecom Group Limited (the "Company") and Reliance Gateway Net Private Limited ("Gateway"), pursuant to which Gateway will acquire the Company pursuant to an amalgamation under Bermuda law, upon the terms and subject to the conditions contained therein. Capitalized terms used herein and not defined shall have the meaning assigned to them in the Amalgamation Agreement.

     In furtherance of their respective obligations under Section 8.01 of the Amalgamation Agreement, the parties hereto agree that, if the Company determines, in its sole discretion, that it is necessary, proper or advisable for it to enter into or execute any agreement with any of its shareholders (each, a "Contracting Shareholder") to waive the Company's rights to recover, and/or to agree not to take or facilitate any action to seek to recover, profits under Section 16(b) of the 34 Act from such Contracting Shareholder or its Affiliates arising out of the consummation of the Amalgamation and the payment of the Amalgamation Consideration to such Contracting Shareholder or its Affiliates, in such form as it shall reasonably determine to be appropriate for such purpose (which form shall be reasonably acceptable to Gateway) (each such agreement, a "Non-Action Agreement"), it may do so. Promptly after such a determination by the Company, Gateway (on behalf of itself and its Subsidiaries) shall, and shall cause Amalgamation Sub to, execute with any Contracting Stockholder a Non-Action Agreement in a form substantially similar to that executed with such Contracting Shareholder by the Company. Any such Non-Action Agreement shall be binding on the successors and shareholders of such signatories (including, in the case of the Company and Amalgamation Sub, the Amalgamated Company). Gateway further agrees that, to the extent that is shall not own all of the outstanding stock of Amalgamation Sub or the Amalgamated Company, it shall, if requested by the Company, cause such other shareholders of Amalgamation Sub or the Amalgamated Company to execute a Non-Action Agreement. Except as expressly set forth in this letter agreement, no Non-Action Agreement shall afford any rights to any Contracting Shareholder or any of its affiliates or impose any obligations on the Company, Gateway, Amalgamation Sub or any of their respective Subsidiaries.

     The provisions of this Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     This Letter Agreement shall be governed by and construed in accordance with the laws of Bermuda, without regard to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

FLAG TELECOM GROUP LIMITED

By:	/s/ Eugene I. Davis

Name: Eugene I. Davis
Title: Director

By:	/s/ Robert M. Aquilina

Name: Robert M. Aquilina
Title: Director

By:	/s/ Anthony J. Pacchia

Name: Anthony J. Pacchia
Title: Director

RELIANCE GATEWAY NET PRIVATE LIMITED

By:	/s/ P.M.S. Prasad

Name: P.M.S. Prasad
Title: Authorized Signatory

October 28, 2003

Re:	Amendment of the Amalgamation Agreement and Letter Agreement

FLAG Telecom Group Limited
9 South Street
London W1K 2XA
United Kingdom
Attention: Kees van Ophem

Dear Mr. Kees van Ophem:

     Reference is made to (i) the Agreement and Plan of Amalgamation (the "Agreement") dated as of October 16, 2003 between FLAG Telecom Group Limited (the "Company") and Reliance Gateway Net Private Limited ("Gateway") and (ii) the letter agreement (the "16(b) Agreement") dated as of October 16, 2003 between the Company and Gateway. Capitalized terms used herein and not defined herein shall have the meaning assigned thereto in the Agreement.

     The purpose for this letter agreement is to amend the Agreement and the 16(b) Agreement as follows: (i) all references in the Agreement and the 16(b) Agreement to "Reliance Gateway Net Private Limited" are changed to "Reliance Gateway Net Limited," (ii) the word "million" in Section 11.04(e)(i) of the Agreement is deleted, (iii) in Section 11.10 of the Agreement, the following language is hereby inserted after the word "Agreement" in the first place where it appears "and the letter agreement between the Company and Gateway dated as of date hereof with respect to Section 16(b) of the 1934 Act", the word "constitutes" is changed to "constitute" and the word "supercedes" is changed to "supercede" and (iv) in Section 11.01 of the Agreement, the telecopy of the Company is changed from "011-44-207-317-0808" to "011-44-207-317-4096" and the name to whom notices to the Company are addressed is changed from "Patrick T. Gallagher" to "Kees van Ophem." These amendments shall be effective as of October 16, 2003 when this letter agreement is signed on behalf of the Company as provided below.

     This letter agreement shall be governed by and construed in accordance with the laws of Bermuda, without regard to its conflicts of laws principles.

     Except as expressly set forth above, nothing contained in this letter agreement shall be deemed to waive, amend or otherwise modify any provision of the Agreement or the 16(b) Agreement.

     This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter.

Very truly yours,

RELIANCE GATEWAY NET LIMITED

By:	/s/ P.M.S. Prasad

	Name:	P.M.S. Prasad
	Title:	Authorized Signatory

Accepted and agreed as of
the date first above written:

FLAG TELECOM GROUP LIMITED

By:	/s/ Eugene I. Davis

	Name:	Eugene I. Davis
	Title:	Director

By:	/s/ Robert M. Aquilina

	Name:	Robert M. Aquilina
	Title:	Director

By:	/s/ Anthony J. Pacchia

	Name:	Anthony J. Pacchia
	Title:	Director

cc:	Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 Telecopy: 212-872-1002 Attention: Kerry E. Berchem and Patrick J. Dooley